Exhibit 99.2

Pine Island Acquisition Corp. Announces Partial Exercise and Closing of Underwriters’ Option to Purchase Additional Units in Connection with its Initial Public Offering

Fort Lauderdale, Florida, November 24, 2020 — Pine Island Acquisition Corp. (the “Company”) today announced that the underwriters of its previously announced initial public offering of 20,000,000 units, which closed on November 19, 2020, have partially exercised their option to purchase additional units, resulting in the issuance of an additional 1,838,800 units at a public offering price of $10.00 per unit. After giving effect to the partial exercise and close of the option, an aggregate of 21,838,800 units have been issued in the initial public offering and an aggregate of $218,388,000 has been deposited into the Company’s trust account. The underwriters have until December 31, 2020 to exercise the remainder of their option to purchase additional units.

Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The units are listed on the New York Stock Exchange under the ticker symbol “PIPP.U.” Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the New York Stock Exchange under the symbols ‘‘PIPP’’ and ‘‘PIPP WS,’’ respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on businesses in the defense, government service and aerospace industries.

Citigroup is acting as sole book-running manager.

The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146.

A registration statement relating to the securities became effective on November 16, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Clyde Tuggle

(954) 526-4865

ir@pineislandac.com